Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Monday, May 6 at 5:00 p.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/732-8470 or 212/231-2900 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21655688 (through May 13)

Carmike Cinemas Reports First Quarter Revenue of $130.1 Million

Concessions/Other Revenue Per Patron Rises 6.9% to a Record $4.18

COLUMBUS, GA – May 6, 2013 – Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three month period ended March 31, 2013, as summarized below.

Summary Financial Data (unaudited)
	Three Months Ended Mar. 31
(in millions)	2013	2012
Total revenue	$130.1	$130.0
Operating income	3.3	14.5
Interest expense	12.3	8.3
Theatre level cash flow, excluding acquisition-related expenses(1)(2)	22.9	29.0
Net income (loss)	(5.8)	3.2
Adjusted net income (loss), excluding acquisition-related expenses(1)(2)	(3.6)	4.3
Adjusted EBITDA, excluding acquisition-related expenses(1)(2)	17.4	24.0

(in millions)	Mar. 31, 2013	Dec. 31, 2012
Total debt(1)	$433.9	$434.7
Net debt(1)	$370.2	$366.2

(1)	Theatre level cash flow, adjusted net income (loss), adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net income (loss) and adjusted net income (loss) to net income (loss) for the three months ended March 31, 2013 and 2012, as well as a schedule of total debt and net debt as of March 31, 2013 and December 31, 2012, are included in the supplementary tables accompanying this news announcement.
(2)	Theatre level cash flow, adjusted net income (loss) and adjusted EBITDA exclude merger and acquisition-related expenses during the three months ended March 31, 2013.

Carmike Cinemas’ President and Chief Executive Officer David Passman stated, “We are pleased that Carmike’s top-line revenue in the first quarter of 2013 held steady compared to the record-setting first quarter of 2012, as our results were fueled by organic and acquisitive growth as well as a continued appetite for concessions by our valued patrons. Last year’s first quarter box office benefited from a strong and well-balanced film slate, creating a challenging year-over-year comparison for the industry, especially for Carmike, as our 2012 Q1 admissions receipts and attendance metrics significantly outperformed the industry by 1,260 and 550 basis points, respectively, and we also achieved record-setting adjusted EBITDA and net income. Even with these challenging comparisons, Carmike’s 2013 first quarter admissions per-screen over-indexed by more than 200 basis points, versus the industry.

“Notwithstanding the slow first quarter for the industry, we are optimistic about the balance of 2013. The second quarter is off to a strong start with the successful nationwide premiere of Iron Man 3 this past weekend and we expect the positive momentum to continue throughout the summer as the upcoming release calendar features a strong movie slate with several highly anticipated titles.

“Carmike’s first quarter concessions and other per patron revenue rose nearly 7% to an all-time record of $4.18, marking the 13th consecutive quarter of year-over-year per patron spending increases. The strong per patron revenue reflects the ongoing success of Carmike’s concessions strategies. We focus on increasing this high-margin revenue stream by deploying our most innovative and successful concessions programs and valuable promotions while experimenting with other creative offerings.

“We opened two new theatres during the first quarter and have 11 more locations currently under construction or in the planning or advanced negotiating stages. We continue to search for acquisitive and organic growth opportunities as we march toward our goal of expanding Carmike’s footprint to 300 locations and 3,000 screens. We are confident that the remainder of 2013 presents Carmike with prospects for growth and we remain committed to identifying and acting on opportunities to create increased value for our stakeholders.

“As a final point, while the film slate will vary from quarter-to-quarter, our expanded scale and Company-wide emphasis on customer service excellence combined with our fortified circuit of high-quality theatres remain important factors in our ability to generate favorable operating results over the long-term. With a much stronger financial and operating base to support our expansion plans, we are optimistic about Carmike’s opportunities through the remainder of 2013 and beyond.”

Theatre Performance Statistics (unaudited)
	Three Months Ended Mar. 31
	2013	2012
Average theatres	246	236
Average screens	2,480	2,259
Average attendance per screen(1)	4,687	5,394
Average admissions per patron(1)	$7.02	$6.84
Average concessions/other sales per patron(1)	$4.18	$3.91
Total attendance (in thousands)(1)	11,620	12,183
Total operating revenues (in thousands)	$130,093	$129,966

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

Carmike Cinemas’ Chief Financial Officer Richard B. Hare stated, “We were pleased to see increases in per patron admissions and concessions revenue in the first quarter, with both metrics rising to record levels. Carmike’s average Q1 admissions per patron increased 2.6% to $7.02 while average concession and other revenue per patron rose 6.9% to $4.18. In aggregate, per patron spending was $11.20, compared to $10.75 in the 2012 first quarter.

“As a percentage of concessions and other revenues, concessions costs for the quarter were 12.3%, a slight increase of 50 basis points over the first quarter of 2012. The increase is due primarily to an increase in the cost of concession supplies and increased discounts and other promotional activities. Notably however, even in the midst of decreased attendance the gross margin dollars in concessions and other increased over 200 basis points for the comparable quarter.

“Other theatre operating expenses increased 11.2% to $58.0 million for the three months ended March 31, 2013, compared to $52.1 million for the same period in 2012, largely a reflection of the increased locations for the Rave theatres acquired in Q4 2012. Selling, general and administrative expenses were $6.0 million for the three months ended March 31, 2013 compared to $5.0 million for the same period in 2012, primarily due to costs associated with acquisition activities and deferred compensation expense.

“In addition to the challenging industry environment, Carmike’s net income and EPS for the first quarter of 2013 were impacted by lease termination charges of approximately $3.1 million. The expenses are attributable to the closure of an underperforming theatre prior to the expiration of the lease term and the early termination of a lease agreement.

“As expected, quarterly interest expense rose to $12.3 million, due to a combination of our assumption of financing obligations associated with the Rave acquisition, and a higher interest rate on our $210 million of seven-year senior secured notes that were issued in April 2012. Going forward, we anticipate that quarterly interest expense will approximate the Q1 2013 levels.

“Adjusted EBITDA in Q1 2013 was $17.4 million and theatre level cash flow was $22.9 million. While a majority of our costs are largely fixed, we continue to exercise expense management disciplines throughout the organization to maximize the performance of our operations and create efficiencies where possible.”

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net income (loss), total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net income (loss) is defined as net (loss) income plus impairment of long-lived assets, loss on sale of property and equipment, lease termination charges and merger and acquisition-related expenses, net of tax. Carmike believes adjusted net income (loss) is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net (loss) income plus income tax (benefit) expense, interest expense and depreciation and amortization. Adjusted EBITDA is defined as EBITDA plus loss from unconsolidated affiliates, loss from discontinued operations, lease termination charges, merger and acquisition-related expenses, loss on sale of property and equipment, and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2013, Carmike had 244 theatres with 2,464 screens in 35 states. Carmike’s digital cinema footprint reached 2,369 screens, including 232 theatres with 869 screens that are also equipped for 3-D. The circuit also includes 18 “Big D” large format digital experience auditoriums, featuring state-of-the-art equipment and luxurious seating and 7 IMAX® auditoriums. As “America’s Hometown Theatre Chain,” Carmike’s primary focus for its locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates,” “seeks” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding box office performance, circuit expansion, second quarter performance, the upcoming film slate, future interest expense, additional acquisition opportunities, and additional operating gains. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: our ability to achieve expected results from our strategic acquisitions, general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement and the indenture governing our 7.375% Senior Secured Notes due 2019; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2012, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Jennifer Neuman	Richard B. Hare
JCIR – Investor Relations/Corporate Communications	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-341

CARMIKE CINEMAS, INC. and SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)	(Unaudited)
Revenues:
Admissions	$81,522	$82,690
Concessions and other	48,571	47,276

Total operating revenues	130,093	129,966

Operating costs and expenses:
Film exhibition costs	43,264	43,243
Concession costs	5,969	5,566
Other theatre operating costs	57,959	52,132
General and administrative expenses	6,015	5,000
Lease termination charges	3,063	—
Depreciation and amortization	10,234	7,767
Loss on sale of property and equipment	80	248
Impairment of long-lived assets	204	1,486

Total operating costs and expenses	126,788	115,442

Operating income	3,305	14,524
Interest expense	12,298	8,263

(Loss) income before income tax and loss from unconsolidated affiliates	(8,993)	6,261
Income tax (benefit) expense	(4,297)	2,407
Loss from unconsolidated affiliates	(1,015)	(543)

Income (loss) from continuing operations	(5,711)	3,311
Loss from discontinued operations	(72)	(79)

Net (loss) income	$(5,783)	$3,232

Weighted average shares outstanding:
Basic	17,547	12,824
Diluted	17,547	12,942

Net (loss) income per common share (Basic and Diluted):
(Loss) income from continuing operations	$(0.33)	$0.26
Income (loss) from discontinued operations, net of tax	—	(0.01)

Net (loss) income per common share	$(0.33)	$0.25

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA

(Unaudited) ($ in thousands)

	Three Months Ended March 31,
	2013	2012
Net (loss) income	$(5,783)	$3,232
Income tax (benefit) expense	(4,297)	2,407
Interest expense	12,298	8,263
Depreciation and amortization	10,234	7,767

EBITDA	$12,452	$21,669
Loss from unconsolidated affiliates	1,015	543
Loss from discontinued operations	72	79
Loss on sale of property and equipment	80	248
Impairment of long-lived assets	204	1,486
Lease termination charges	3,063	—
Merger and acquisition-related expenses	531	—

Adjusted EBITDA	$17,417	$24,025

General and administrative expenses(1)	5,484	5,000

Theatre level cash flow	$22,901	$29,025

(1)	Excludes merger and acquisition-related expenses for the three months ended March 31, 2013.

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Mar. 31, 2013	Dec. 31, 2012
Current maturities of capital leases and long-term financing obligations	$4,547	$4,422
Long-term debt, less current maturities	209,565	209,548
Capital leases and long-term financing obligations, less current maturities	219,746	220,725

Total debt	$433,858	$434,695
Less cash and cash equivalents	(63,642)	(68,531)

Net debt	$370,216	$366,164

ADJUSTED NET INCOME (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2013	2012
Net income (loss)	$(5,783)	$3,232
Impairment of long-lived assets	204	1,486
Loss on sale of property and equipment	80	248
Lease termination charges	3,063	—
Merger and acquisition-related expenses	531	—
Tax effect of adjustments to net income (loss)(1)	(1,664)	(685)

Adjusted net (loss) income	$(3,569)	$4,281

Weighted average shares outstanding (basic)	17,547	12,824
Weighted average shares outstanding (diluted)	17,547	12,942
Adjusted net income (loss) per share (basic)	$(0.20)	$0.33
Adjusted net income (loss) per share (diluted)	$(0.20)	$0.33

(1)	Adjustments to net income (loss) for the three months ended March 31, 2013 and 2012 are shown net of tax effect of 42.9% and 39.5%, respectively, which represents the estimated combined federal and state tax rates.

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